Exhibit 8.1

LETTERHEAD OF HUNTON & WILLIAMS LLP

March 22, 2004

Capital Lease Funding, Inc.

110 Maiden Lane

New York, New York 10005

Capital Lease Funding, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Capital Lease Funding, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-11 registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on November 21, 2003 (No. 333-110644), as amended through the date hereof, and a Rule 462(b) registration statement on Form S-11 in connection therewith (the “Rule 462(b) Registration Statement”), filed with the SEC with respect to the offering and sale (the “Offering”) of shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In connection with the Offering, the Company has contracted to acquire all of the limited liability company interests in Capital Lease Funding, LLC (“CLF LLC”) in exchange for the Company’s Common Stock. After the Offering, the Company will continue the net lease real estate business of CLF LLC and will convert CLF LLC to a limited partnership in which the Company will be the general partner.

In giving this opinion letter, we have examined the following:

Capital Lease Funding, Inc.

March 22, 2004

1. the Company’s Articles of Amendment and Restatement, in the form filed as an exhibit to the Registration Statement;

2. the Company’s Bylaws, in the form filed as an exhibit to the Registration Statement;

3. the Registration Statement, the Rule 462(b) Registration Statement, and the prospectus contained as part of the Registration Statement (the “Prospectus”);

4. the Contribution Agreement, dated as of November 20, 2003, among Hyperion CLF LLC, a Delaware limited liability company, Wachovia Affordable Housing Community Development Corporation, a North Carolina corporation, Wachovia Investors, Inc., a North Carolina corporation, LSR Capital CLF LLC, a Delaware limited liability company, CLF Management I, LLC, a Delaware limited liability company, and the Company;

5. the operating agreement of CLF LLC; and

6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. during its short taxable year beginning on the business day immediately preceding the closing date of the Offering and ending December 31, 2004, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated March 19, 2004 and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

2. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year;

3. no action will be taken by the Company or CLF LLC after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based; and

Capital Lease Funding, Inc.

March 22, 2004

4. the Company and any entity that the Company forms or acquires for purposes of treating such entity as a “taxable REIT subsidiary” will file an election on IRS Form 8875 to treat such entity as a taxable REIT subsidiary of the Company within two months and 15 days of such formation or acquisition.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. Where such factual representations involve references to sections of the Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury regulations thereunder (the “Regulations”), or to published rulings of the Internal Revenue Service (the “Service”), we have explained those sections and/or rulings, and any other relevant authority to which such representations refer, to the Company’s representatives, and are satisfied that the Company’s representatives understand such references and are capable of making such representations. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:

(a) the Company’s organization and proposed method of operation will enable it to qualify as a REIT pursuant to sections 856 through 860 of the Code for its taxable year beginning on the business day immediately preceding the closing date of the Offering and ending December 31, 2004, and in the future; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of

Capital Lease Funding, Inc.

March 22, 2004

the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

This opinion is being furnished to you for submission to the SEC as an exhibit to the Rule 462(b) Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption “Federal Income Tax Consequences of Our Status as a REIT” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP